EXHIBIT 99.1

Richard E. Caruso Ph.D.
795 East Lancaster Ave
Suite 200
Villanova, Pa.19085

Stephen D. Barnhill, M.D
Chairman and CEO	August 13, 2008
Health Discovery Corporation
2 East Bryn Street,
Suite 106
Savannah, Georgia, 31401

Dear Steve,

As I recently discussed with you, this letter confirms my decision to resign as a Member of the Board of Directors of Health Discovery Corporation (HDC) effective the close of business August 15, 2008. I also believe I should explain my reasons for originally joining the Board and my now resigning.

I originally decided to invest in HDC and join the Board of Directors because my good friend Bill Goldstein, who died last Wednesday of melanoma, was already a Board Member. As a cancer survivor himself, Bill became involved with HDC because of his personal interest in finding ways to develop earlier and more accurate diagnostic tests to help cancer patients. Bill introduced me to the company and to you and requested that I invest in HDC and join the Board of Directors. After significant due diligence, I was impressed with HDC’s SVM technology and the variety of healthcare applications for which the technology could be used to advance the field of personalized medicine. I also had several discussions with Bill Quirk, another Board Member, who impressed me with his ongoing commitment to HDC. Lastly Steve, I was very impressed with you and your passion and knowledge with respect to the SVM Technology. You really make a difference in advocating and providing an understanding of the technology. After my due diligence and discussions with Bill Goldstein, Bill Quirk and you, I decided that even though my free time was limited, I would invest in HDC and join the Board to have the opportunity to work together with my friend Bill Goldstein and the HDC team to try to bring the SVM technology forward in the field cancer diagnostics and prognostics.

After joining the Board of Directors of HDC it became apparent to me that there could be an opportunity to develop a breast cancer prognostic test to successfully compete with other breast cancer prognostic tests like OncotypeDX provided by Genomic Health and MammoPrint provided by Agendia. As such, I recommended to the Board that HDC attempt to develop its own prognostic applications in breast cancer. However, it became clear that HDC did not have the financial resources necessary to complete this task. In addition, Bill Quirk appeared to control the direction of the company and was only interested in licensing the technology. As a result, I suggested that HDC consider having me attempt to get a private equity firm to initiate and fund a venture to focus specifically on developing a breast cancer prognostic test. HDC accepted this approach conceptually and I immediately initiated discussions with private equity firms. After discussing this opportunity several private equity firms, it became clear that because of the need to raise millions of dollars to accomplish this goal and with the current capital structure of HDC, the best opportunity for success would be that I start a new company independently funded and focused solely on the development of breast cancer prognostic tests. Under this scenario,  we discussed the idea that I would license the HDC technology in the field of breast cancer in exchange for a significant equity position for HDC in this new company and pay to HDC a per test royalty after successful commercialization of the new breast cancer prognostic test. As you are aware, I have now established that new company called Smart Personalized Medicine, LLC to accomplish that goal which has the opportunity to benefit the HDC shareholders.

I feel that it is necessary for me to resign from the Board of Directors of HDC at this time in order to have the opportunity to attempt to negotiate a License and Development Agreement with HDC for Smart Personalized Medicine, LLC for Breast Cancer applications. The HDC licensing attorney has advised that to avoid any potential conflict of interest issues in my negotiations with HDC, I should be negotiating from an independent position and not as a Member of the HDC Board. I respect that opinion and will honor that request. I remain very excited about the future of HDC and therefore I would like to continue participating in the exciting opportunities currently facing the company. Therefore, I would like to continue as a Senior Advisor to the company effective immediately upon my Board resignation. As a senior advisor, this also confirms our agreement that I will continue to be compensated in the same way and in the same amount as I have been and will continue to be compensated as if I remained a director.

Additionally, because your employment contract expires August 15th, 2008 and I had been involved with Bill Quirk (before he resigned from the Board for health reasons) in the renewal process and because I have reviewed the research information on CEO compensation compiled by Dan Furth, I do believe it is appropriate for me to be part of completing this new employment contract matter for HDC before I resign from the Board.

Do not hesitate to contact me to discuss any questions you may have.

Sincerely,

/S/ Richard E. Caruso
Agreed and Accepted
Richard E. Caruso Ph.D

/s/ Stephen D. Barnhill, M.D.
Stephen D. Barnhill M. D.
Chairman and CEO